Exhibit 10.7

Ronald L. Nelson

Chairman & Chief Executive Officer

November 20, 2006

Mr. Mark J. Servodidio

Executive Vice President – Human Resources

Avis Budget Group

6 Sylvan Way

Parsippany, NJ 07054

Dear Mark:

We are pleased to confirm your continued employment with Avis Budget Car Rental, LLC, (“ABCR” or the “Company”), a subsidiary of Avis Budget Group, as Executive Vice President – Human Resources, reporting to me.

Your salary, paid on a bi-weekly basis, will be $13,461.54, which equates to an annualized salary of $350,000, with a target bonus of 75% of your regular base salary subject to the Company achieving profit goals. Your bonus payment will be subject to the terms of the Company bonus plan which was established earlier in the year and will be based upon your eligible base salary during that period. The bonus distribution is typically in the first quarter of the next year.

Per ABCR’s standard policy, this letter is not intended, nor should it be considered, to be an employment contract for a definite or indefinite period of time. As you know, employment with ABCR is at will, and either you or ABCR may terminate your employment at any time, with or without cause.

If, however, your employment with ABCR is terminated by ABCR other than: (i) “for cause” (as defined below); (ii) in connection with your disability which prevents you from performing services for ABCR for a period of 12 months; or (iii) death, you will receive a lump-sum severance payment equal to 200% of your base salary plus your target incentive (bonus) and perquisites to include car usage, financial planning and health coverage (Company-paid COBRA) for a period of 24 months (excluding group life insurance and AD&D insurance). All other programs and perquisites would be governed by their respective plan documents; provided, however, that the provision of such severance pay is subject to, and contingent upon, your executing a separation agreement with ABCR, in such form determined by ABCR, which requires you, in part, to release all actual and purported claims against ABCR and its affiliates and which also requires you to agree to: (i) protect and not disclose all confidential and proprietary information of ABCR; (ii) not compete, directly or indirectly, against ABCR for a period of no longer than one year after your employment separation or for a period of time and within a geographic scope determined by ABCR to be reasonable to protect ABCR’s business interests; and (iii) not solicit any ABCR employees, consultants, agents or customers during and for one year after your employment separation.

Avis Budget Group, Inc.         6 Sylvan Way         Parsippany, New Jersey 07054

Mr. Mark J. Servodidio

Page Two

November 20, 2006

In addition, a lump sum would be paid in cash for the ratable portion of your stock-based awards which would have been expensed in accordance with their original vesting schedule by the one-year anniversary of your termination of employment.

“Termination for Cause” shall mean: (i) your willful failure to substantially perform your duties as an employee of the Company or any subsidiary (other than any such failure resulting from your incapacity due to physical or mental illness); (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or any subsidiary; or (iii) conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal).

The by-laws of the Company provide that officers will be indemnified for their authorized actions on behalf of our Company to the fullest extent permitted under applicable law.

This severance pay as set forth in this letter is in lieu of and supersedes any other severance benefits otherwise payable to you under any other agreement or severance plan of ABCR or its affiliates.

Regards,

/s/ Ronald L. Nelson

Ronald L. Nelson

Chairman & Chief Executive Officer

Understood and accepted:

/s/ Mark J. Servodidio

Mark J. Servodidio

Date: December 20, 2006